Exhibit 99
                                                           FOR IMMEDIATE RELEASE
                                                                October 16, 1995

                 HEALTHSOUTH TO ACQUIRE CAREMARK REHABILITATION
                               SERVICES OPERATIONS

BIRMINGHAM, Ala ... HEALTHSOUTH Corporation (NYSE: HRC) and Caremark International Inc. (NYSE: CK) announced today that they have signed a definitive agreement under which HEALTHSOUTH will purchase the operations of Caremark Orthopedic Services Inc., which consists of more than 120 outpatient rehabilitation centers in 13 states. HEALTHSOUTH is the nation's largest provider of outpatient and rehabilitative healthcare services with nearly 600 locations in 39 states, the District of Columbia and Ontario, Canada. Upon completion of this acquisition, HEALTHSOUTH will have over 700 locations, including those associated with pending acquisitions of Sutter Surgery Centers, Inc. and Surgical Care Affiliates, Inc.

"With this acquisition" said Richard M. Scrushy, HEALTHSOUTH's Chairman of the Board and Chief Executive Officer, "HEALTHSOUTH further expands its extensive network of outpatient rehabilitation centers, especially in the Midwest and Pacific markets. This acquisition will increase our outpatient rehabilitation center network to more than 500 locations and is important in that it expands geographic presence in certain markets that will strengthen our ability to sell our national network to insurers, managed care and large self-insured employers."

This transaction will be considered an asset purchase and involves payment of $127.5 million in cash. The acquisition is expected to be accretive to 1996 earnings and is to be funded by HEALTHSOUTH's existing bank credit facilities. The transaction is subject to certain regulatory and governmental reviews, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to be completed by year end.



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For more information,  call Richard M. Scrushy, Chairman & CEO; Aaron Beam, Jr.,
Executive Vice President & CFO; or Michael D. Martin, Senior Vice President & Treasurer at 1 205 967 7116